Portfolio Recovery Associates Reports Third Quarter 2007 Results

Net Income Up 4% to $11.7 Million, or $0.75 per Diluted Share, on Revenue of $54.6 Million; Company Makes Strong Portfolio Acquisitions of $57.4 Million as It Completes Previously Announced 1 Million Share Repurchase; Increases Credit Line to $270 Million

NORFOLK, VA -- 10/29/2007 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $11.7 million, or $0.75 per diluted share, for the quarter ended September 30, 2007.

Separately, the Company announced that it recently reached agreement with its bank group to increase its credit line to $270 million, from the existing $150 million, under terms similar to its prior facility.

The Company's third-quarter 2007 earnings represent growth of 4% from net income of $11.2 million, or $0.70 per diluted share, in the same period a year earlier. Net income during the quarter was reduced by approximately $665,000, or 4 cents a diluted share, of additional interest expense, net of tax, compared with the prior year, stemming from both the Company's debt purchasing activity and its capital structure optimization plan, which included the third-quarter repurchase of 900,000 shares of common stock at an average price of $50.41 a share. This stock repurchase completed Portfolio Recovery Associates' previously announced 1 million share buyback program.

Total revenue in the third quarter of 2007 increased 14% to $54.6 million, up from $47.8 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to principal on the Company's owned debt portfolios, plus commissions earned from its fee-for-service businesses. During the third quarter of 2007, the Company applied 29.2% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $1.2 million net allowance charge, equivalent to approximately $730,000 after tax, or 5 cents a diluted share, against certain pools of finance receivables accounts.

"Portfolio Recovery Associates turned in a solid third quarter of 2007, though not the performance we desired. Increased interest expense, a higher-than-normal allowance charge, and sharply increased staffing during the quarter combined to limit earnings growth. However, we have taken significant steps to address collector productivity and had a very substantial portfolio-buying quarter, spending a total of $57.4 million. Already, this represents a record full year for portfolio acquisitions and underscores both the underlying strength and growth prospects for our business," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's earnings for the first nine months of 2007 totaled $37.6 million, or $2.35 per diluted share, compared with $33.1 million, or $2.06 per diluted share, for the first nine months of 2006. Revenue for the first nine months of 2007 was $163.4 million, compared with $139.4 million in first nine months of 2006.

Financial and Operating Highlights

--  Cash collections rose 9% to $65.2 million in the third quarter of
    2007, up from $59.7 million in the year-ago period.  Call center collections increased 15%, legal collections increased 9% and purchased bankruptcy collections fell 15% when compared with the year earlier period.

The table below displays our cash collections by source, by quarter:

(in thousands)
Cash Collection
 Source               Q32007   Q22007   Q12007   Q32006   Q22006   Q12006
                      ======== ======== ======== ======== ======== ========
Call Center
 Collections & Other  $ 37,450 $ 37,464 $ 39,241 $ 32,686 $ 33,736 $ 36,436
Legal                 $ 21,384 $ 20,911 $ 20,844 $ 19,607 $ 19,058 $ 17,606
Purchased Bankruptcy  $  6,317 $  6,231 $  7,223 $  7,390 $  6,645 $  4,447

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $142.26 for the first nine months of 2007, down just slightly from $146.03 for all of 2006.
    Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is $129.35 for the first nine months of 2007 vs.
    $132.15 for all of 2006.

--  The Company purchased $2.6 billion of face-value debt during the third quarter of 2007 for $57.4 million, the third-largest amount the Company has spent on debt acquisitions in a single quarter.  This debt was acquired in
    59 portfolios from 23 different sellers.  Portfolio spending for the first nine months of 2007 was a record $160 million, higher than any previous full-year total.

--  The Company's fee-for-service businesses generated revenue of $8.5 million in the third quarter of 2007, up 40% from $6.1 million in the same period a year ago.

--  The Company's cash balances were $14.5 million as of September 30,
    2007, down from $15.0 million as of June 30, 2007, as a result of the strong portfolio buying and the share repurchase completed during the third quarter.  Also during the quarter, the Company drew $62.0 million on its line of credit, leaving it with $100 million in outstanding debt at quarter's end.

--  The Company's RDS subsidiary made a small acquisition during the quarter, acquiring a majority of the assets of a Louisiana-based firm that specializes in insurance premium tax administration.  The acquisition gives
    RDS not only a new business expertise, premium tax administration, but also more than 100 new clients and a new geographic footprint in the state of
    Louisiana.

"In the third quarter of 2007, Portfolio Recovery Associates kept its sights on the long term. To begin, we followed through on our share repurchase program, buying back the final 900,000 shares of our planned 1 million share buyback. At the same time, in an opportune buying environment we were able to deploy more than $57 million on new purchases of charged-off debt at what we believe should be good returns. Finally, aggressive staffing in response to already record-breaking 2007 debt purchases increased compensation expense but positioned us to move a greater volume of debt through our collection operations in the quarters and years to come," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors today, Monday, October 29, 2007, at 5:30 p.m. EDT to discuss its third quarter results. Investors can access the call live by dialing 800-510-0178 for domestic callers or 617-614-3450 for international callers using the pass code 11570423.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 25920547. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The Company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contributions of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                    Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                                  Three      Three      Nine       Nine
                                 Months     Months     Months     Months
                                  Ended      Ended      Ended      Ended
                                September  September  September  September
                                   30,        30,        30,        30,
                                  2007       2006       2007       2006
Revenues:
 Income recognized on finance
  receivables, net              $  46,111  $  41,760  $ 137,964  $ 121,528
 Commissions                        8,529      6,076     25,460     17,835
                                ---------  ---------  ---------  ---------

       Total revenues              54,640     47,836    163,424    139,363

Operating expenses:
     Compensation and employee
      services                     17,322     14,550     50,438     42,982
     Outside legal and other
      fees and services            11,847     10,582     34,530     29,383
     Communications                 2,038      1,474      5,927      4,392
     Rent and occupancy               819        573      2,217      1,693
     Other operating expenses       1,606      1,212      4,467      3,494
     Depreciation and
      amortization                  1,455      1,279      4,112      3,771
                                ---------  ---------  ---------  ---------

       Total operating expenses    35,087     29,670    101,691     85,715
                                ---------  ---------  ---------  ---------

         Income from operations    19,553     18,166     61,733     53,648

Other income and (expense):
  Interest income                      65        171        364        415
  Interest expense                 (1,138)       (66)    (1,543)      (309)
                                ---------  ---------  ---------  ---------

         Income before income
          taxes                    18,480     18,271     60,554     53,754

         Provision for income
          taxes                     6,787      7,027     22,991     20,678
                                ---------  ---------  ---------  ---------

         Net income             $  11,693  $  11,244  $  37,563  $  33,076
                                =========  =========  =========  =========

Net income per common share:
  Basic                         $    0.76  $    0.71  $    2.37  $    2.08
  Diluted                       $    0.75  $    0.70  $    2.35  $    2.06

Weighted average number of
 shares outstanding:
  Basic                            15,451     15,915     15,816     15,895
  Diluted                          15,577     16,071     15,962     16,074

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                 September 30, December 31,
ASSETS                                                2007         2006
                                                  ------------ ------------

Cash and cash equivalents                         $     14,464 $     25,101
Finance receivables, net                               326,476      226,447
Income tax receivable                                    2,621        1,513
Property and equipment, net                             15,217       11,193
Goodwill                                                18,620       18,288
Intangible assets, net                                   5,399        6,754
Other assets                                             4,435        4,082
                                                  ------------ ------------

     Total assets                                 $    387,232 $    293,378
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued liabilities        $     12,874 $     11,715
  Deferred tax liability                                51,018       33,453
  Lines of credit                                      100,000            -
  Long-term debt and obligations under capital
   lease                                                   138          932
                                                  ------------ ------------

     Total liabilities                                 164,030       46,100
                                                  ------------ ------------

Stockholders' equity:
  Preferred stock, par value $0.01, authorized
   shares, 2,000,000,
   issued and outstanding shares - 0                         -            -
  Common stock, par value $0.01, authorized
   shares, 30,000,000,
   issued and outstanding shares - 15,107,554 at
   September 30, 2007 and 15,987,432 at
   December 31, 2006                                       151          160
  Additional paid-in capital                            70,044      115,528
  Retained earnings                                    153,007      131,590
                                                  ------------ ------------

     Total stockholders' equity                        223,202      247,278
                                                  ------------ ------------

       Total liabilities and stockholders'
        equity                                    $    387,232 $    293,378
                                                  ============ ============

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Statements of Cash Flows
                              (in thousands)

                                                  Nine Months  Nine Months
                                                     Ended        Ended
                                                   September    September
                                                      30,          30,
                                                     2007         2006
                                                  -----------  -----------

Cash flows from operating activities:
  Net income                                      $    37,563  $    33,076
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Amortization of share-based compensation            2,218        1,544
    Depreciation and amortization                       4,112        3,771
    Deferred tax expense                               17,566        6,625
    Changes in operating assets and liabilities:
      Other assets                                       (352)         801
      Accounts payable                                    (77)         431
      Income taxes                                       (918)      (3,717)
      Accrued expenses                                    958          400
      Accrued payroll and bonuses                         200          575
                                                  -----------  -----------

    Net cash provided by operating activities          61,270       43,506
                                                  -----------  -----------

Cash flows from investing activities:
  Purchases of property and equipment                  (6,655)      (2,613)
  Acquisition of finance receivables, net of
   buybacks                                          (159,130)     (74,203)
  Collections applied to principal on finance
   receivables                                         59,102       56,084
  Acquisition of The Palmer Group, including
   acquisition costs                                     (409)           -
                                                  -----------  -----------

     Net cash used in investing activities           (107,092)     (20,732)
                                                  -----------  -----------

Cash flows from financing activities:
  Dividends paid                                      (16,070)           -
  Proceeds from exercise of options and warrants        1,461        1,690
  Income tax benefit from share-based compensation      1,145        1,665
  Proceeds from lines of credit                       103,000            -
  Principal payments on lines of credit                (3,000)     (15,000)
  Repurchase of common stock                          (50,557)           -
  Principal payments on long-term debt                   (690)        (346)
  Principal payments on capital lease obligations        (104)        (106)
                                                  -----------  -----------

     Net cash provided by/(used in) financing
      activities                                       35,185      (12,097)
                                                  -----------  -----------

     Net (decrease)/increase in cash and cash
      equivalents                                     (10,637)      10,677

Cash and cash equivalents, beginning of period         25,101       15,985
                                                  -----------  -----------

Cash and cash equivalents, end of period          $    14,464  $    26,662
                                                  ===========  ===========

Supplemental disclosure of cash flow information:
  Cash paid for interest                          $     1,096  $       323
  Cash paid for income taxes                      $     5,285  $    16,105

Noncash investing and financing activities:
  Acquisition of The Palmer Group-Common stock
   issued                                         $        50            -
  SFAS 123R adoption reclass of payroll
   liability to additional paid in capital        $         -  $       427

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com